LICENSE AGREEMENT


         AGREEMENT made and dated as of July 1, 1999, by and between CHILDREN'S TELEVISION WORKSHOP ("CTW"), a not-for-profit organization incorporated under the New York State Education Law and having its principal office at One Lincoln Plaza, New York, New York 10023, and BERLITZ LANGUAGES, INC. ("BERLITZ"), with its principal office at 400 Alexander Park, Princeton, New Jersey 08540-6306, who hereby agree as follows:

         CTW, the creator and producer of the television series "Sesame English" (together with adaptations, the "Series"), in pursuance of its educational purposes, desires to license to BERLITZ certain copyrighted or otherwise protected intangible intellectual property and to authorize BERLITZ to develop, manufacture, produce, license, distribute and sell language instruction products and services that are based on, derived from or utilize such intangible intellectual property.

1.       GRANT OF RIGHTS

         (a) CTW shall grant to BERLITZ the sole and exclusive rights in accordance with this Paragraph 1 to use the Series and the names, logos, characters, situations and trademarks set forth in Exhibit I attached hereto and hereby made a part hereof (collectively, the "Sesame Elements") in connection with the creation, development, manufacturing, delivery, distribution, and other exploitation of language instructional products, services and schools in any and all languages by any and all means and in any media now known or hereafter devised, including, without limitation, radio, print publication, home video devices (including, without limitation, videocassettes and video discs), home audio devices (including, without limitation, compact discs and audio cassettes), CD-ROM and DVD-ROM, Internet and other computer assisted on-line applications and electronic language instruction toys and products (collectively, the "Materials"), provided, however, that (i) CTW's right to exploit the Series through Broadcast Television (as defined below) shall be exclusive except as set forth in (b) below; (ii) BERLITZ shall not exploit any Materials in North America by means of CD-ROM or DVD-ROM until after July 1, 2001, and (iii) exploitation of home video devices and home audio devices by BERLITZ shall be subject to subparagraph 1(f) below. "Broadcast Television" and "Television Broadcast" shall mean broadcast for television viewing by means of over the air broadcast, cable broadcast and satellite broadcast. "Television Broadcaster" shall mean an entity providing such Television Broadcast.

         (b) CTW shall also grant BERLITZ the right to broadcast and transmit the Series within BERLITZ language centers and other facilities offering Sesame English programs and/or instruction, classes, and on Internet sites or other venues solely in
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connection with language instruction which utilizes the Materials, it being understood that CTW shall have the exclusive rights to sell and otherwise distribute the Series for Broadcast Television.

         (c) BERLITZ shall use its best efforts to fully exploit the Materials throughout the world. "Best efforts," as used in this paragraph, shall not require BERLITZ to enter into any agreements or arrangements for the exploitation of the Materials on terms which, in BERLITZ' sole judgment, do not provide appropriate consideration to BERLITZ or which require the inclusion of unduly burdensome terms or conditions.

         (d) Commencing with Contract Year 2 (as defined below) of the Initial Term, provided that BERLITZ retains the rights to exploit the Materials on the Internet (as opposed to granting such rights to a third party), BERLITZ shall spend at least $100,000 per year on promotion and sale of language lessons and instruction services on the Internet. BERLITZ will comply with all applicable laws, regulations and industry self-regulatory guidelines relating to online sales, promotions, sweepstakes, data collection, and children's privacy and will also comply with any reasonable guidelines provided by CTW. CTW shall have the right to purchase the Materials at wholesale prices for sale on CTW's web site.

         (e) CTW will not develop any language instruction products utilizing the Sesame Elements without BERLITZ' consent; it being understood and agreed that products which merely utilize more than one language, but which are not intended to be language instruction products shall not be precluded by this paragraph. An example of a product referred to in the foregoing sentence, which utilizes more than one language but is not intended to be a language instruction product, is a doll or book which speaks more than one language but cannot be considered a learning tool. The parties agree that if CTW creates, manufactures, distributes, sells or exploits a "Tingo" toy or other product which speaks or otherwise utilizes more than one language (e.g., stuffed animal, puppet or book which speaks more than one language) (a "Tingo Language Product"), then CTW, with respect to each Tingo Language Product, shall pay BERLITZ an amount equal to 25% of the "Net Tingo Revenues" (as defined below) received by CTW from the sale of such Tingo Language Product. "Net Tingo Revenues" shall mean gross amounts received by CTW less actual returns and reasonable and customary third party commissions and royalty payments made by CTW out of such gross revenues.

         (f) BERLITZ will have the exclusive right to exploit Season I (as defined below) of the Series (including, without limitation, the music contained therein) in home video devices and home audio devices; provided that such home video devices and home audio devices are distributed with instructional materials and also include the logo of the Series rather than the logo of Sesame Street and do not display the Sesame Street characters on packaging more prominently than the Sesame English character "Tingo". BERLITZ also shall have the right to use segments from Season I of the Series in the Materials throughout the world.
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                                                                               3

         (g) BERLITZ also shall have the right to produce and sell in BERLITZ language centers and through Franchisees and Sublicensees merchandise products ("Sesame Merchandise") related to the new Sesame English character "Tingo" and/or other characters and elements developed solely for the Series, including, without limitation, t-shirts, mugs and pencils. Any such Sesame Merchandise produced and sold hereunder by BERLITZ shall be included within the definition of "Materials" solely for purposes of determining royalties payable to CTW hereunder.

         (h) BERLITZ shall have the right to cut, edit or otherwise utilize the Series or portions thereof in connection with the creation and production of the Materials. BERLITZ may not, however, alter any episode of the actual Series, it being understood and agreed that any production work which alters one or more of the episodes of the Series must be done by CTW pursuant to Paragraph 6(g) hereof.

         (i) BERLITZ may assign or sublicense any or all the rights granted hereunder with the prior written approval of CTW (not to be unreasonably withheld) and consultation with CTW on all material applicable terms. The parties agree that the purpose of the "consultation" referred to in the foregoing sentence with respect to material applicable terms of assignments and sublicenses shall be to provide CTW with the opportunity to object to the terms of any assignment or sublicense which contains terms that are substantially less favorable to CTW than other similar third party arrangements, it being understood, however, that the applicable material terms of any assignment or sublicense entered into by BERLITZ shall be determined by BERLITZ in its sole and absolute discretion. Notwithstanding anything contained in this Agreement to the contrary, BERLITZ shall be free to assign or sublicense any or all of the rights granted hereunder to any BERLITZ Affiliate without CTW's approval.

         (j) All language classes and language instruction materials (other than those created for (i) the Berlitz Jr. program or (ii) until Materials are developed for any such country, any other similar program that currently exists in countries outside of the United States) developed by BERLITZ for children ages 0-7 after the date that is the Delivery Date (but in no event earlier than March 31, 2000) will utilize the Materials or adaptations thereof, provided, however, that nothing in this paragraph shall prohibit BERLITZ from continuing in perpetuity to sell, distribute or otherwise exploit BERLITZ materials, services, programs and/or products in connection with the BERLITZ Jr. Program or other similar program (provided that aggregate revenues from such other similar programs do not exceed $5,000,000 per year), which are already in existence on the date hereof, without paying a royalty to CTW with respect to such materials, services, programs and/or products. BERLITZ shall use its best efforts to promote the use of the Materials in schools through the BERLITZ Jr. program and other similar programs, provided, however, that "best efforts," as used in this paragraph shall not require BERLITZ to enter into any agreements or arrangements for the inclusion or use of the Materials in schools through the BERLITZ Jr. program on terms which, in BERLITZ' sole judgment, do not provide appropriate consideration to BERLITZ or which require the inclusion of unduly burdensome terms or conditions.
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         (k) BERLITZ's exclusive rights shall be subject to the limited uses CTW may be required to allow Television Broadcasters of the Series to make in order to obtain carriage for the Series. Towards that end, BERLITZ agrees to work with CTW and its Television Broadcast partners to fashion mutually agreeable arrangements which make broadcast of the Series possible; provided, however, that nothing in this paragraph shall obligate BERLITZ to consent to the license by CTW to third party Television Broadcasters or other third parties of any of the rights granted to BERLITZ hereunder or to make any other such arrangements which make Television Broadcast of the Series possible.

         (l) Notwithstanding the fact that the title of the Series is referred to herein as "Sesame English," the parties understand and agree that BERLITZ shall have the right, in connection with the creation, development, manufacturing, delivery, distribution and other exploitation of the Materials and products, services and schools related thereto, to use the name "Sesame" preceding the name of any language (e.g., "Sesame French," "Sesame Japanese," "Sesame Hebrew").

         (m) BERLITZ shall have the non-exclusive right (i) to establish links to the website with the domain name "sesameenglish.com" or any similar site that is related to the Series and (ii) to print the name "sesameenglish.com" on the Materials and/or have the name "sesameenglish.com" appear on any BERLITZ-controlled website (e.g., "berlitz.com"), provided, however, that such usage of "sesameenglish.com" is conducted so as not to confuse end-users as to which website they are on.

         (n) CTW reserves all rights other than those expressly granted to BERLITZ and is free to exercise such rights by itself or through third parties without any obligation to BERLITZ. CTW agrees that it shall not exploit or license third parties to exploit the Series in any manner other than as described in Paragraph 6(d) below.

2.       TERM

         (a) The "Initial Term" of this Agreement shall be defined as the period commencing on the date hereof and ending five (5) years from the Delivery Date (as defined below). BERLITZ may, at its option to be exercised no later than nine (9) months prior to the end of the Initial Term, extend the Term of this Agreement for an additional five (5) years (to the date that is ten (10) years following the Delivery Date) (the "Extended Term") if Royalties earned by CTW from the following sources in the first four (4) years of the Initial Term equal or exceed $4,000,000:

                  (i)      Publishing Revenues (as defined below);

                  (ii)     Instruction Revenues (as defined below);

                  (iii) CTW's share of language instruction Net Profits (as defined below) from any Japanese Sublicensee (as defined below) up to
$2,000,000; and
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                                                                               5

                  (iv) CTW's share of language instruction revenues from any Franchisee (as defined below).

         (b) The "Delivery Date" shall be defined as the date on which CTW delivers to BERLITZ the fifty-second (52nd) episode of the Series, provided that CTW theretofore shall also have delivered the first fifty-one (51) episodes of the Series to BERLITZ prior to the Delivery Date. For purposes of this Agreement, delivery of an episode to BERLITZ shall be deemed to have occurred on the date on which CTW shall have provided BERLITZ with (i) a D-2 video master tape containing such episode in the English-language (with a local language version of such master tape to be delivered within ninety (90) days of any request by BERLITZ for such version thereafter), (ii) an electronic copy of the script for such episode and (iii) a final so-called "scope and sequence" and digital audio tape (DAT) of each episode.

3.       TERRITORY

         The Territory is the World; provided, however, that all rights to any country in which BERLITZ has not distributed or otherwise exploited the Materials or for which BERLITZ has not prepared a national roll out strategy for such country by June 30, 2003 will revert to CTW (any such country, a "Non-Utilized Country"). After June 30, 2003, subject to obtaining BERLITZ's prior written consent with respect to each Non-Utilized Country, CTW may utilize the Materials in the Non- Utilized Countries, in which case (i) BERLITZ shall receive royalties from, and share third party license fees and revenues with, CTW on the same basis and at the same royalty rates as CTW would otherwise receive from BERLITZ, and (ii) BERLITZ shall be afforded the same rights of approval with respect to CTW's use of the Materials in such Non-Utilized Countries as are afforded to CTW hereunder with respect to the countries and territories in which BERLITZ exploits the Materials hereunder, including, without limitation, the rights to approve all assignments and sublicenses of the rights to exploit the Materials and all approvals described in Paragraph 4 of the Standard Terms (as defined below). For example (but without limiting the generality of anything contained in this Agreement), with respect to CTW's utilization and/or exploitation of the Materials in the Non-Utilized Countries,
(i) if CTW itself, and not through a third party sublicensee, utilizes and/or exploits the Materials, then CTW shall pay BERLITZ (A) 9% of Net Revenues from the sale of the Materials through retail channels and (B) 5% of Net Revenues from language instruction schools and classes utilizing the Materials including all tuition or other fees collected from language students and revenues from Materials sold by CTW directly to such students, and/or (ii) if CTW sublicenses to a third party sublicensee the rights to utilize and or exploit the Materials, then CTW shall pay BERLITZ 50% of Net Profits in respect of such sublicenses.

4.       ROYALTIES

         (a) Publishing Revenues and Instruction Revenues. When BERLITZ itself, a BERLITZ Affiliate (as defined below) or any BERLITZ-Related Center (as defined below), and not through Sublicensees or Franchisees, exercises the rights granted
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hereunder, BERLITZ will pay CTW a royalty equal to (i) 9% of Net Revenues from the sale of Materials through retail channels ("Publishing Revenues") and (ii) 5% of Net Revenues from BERLITZ led language instruction schools and classes utilizing the Materials including all tuition or other fees collected from language students and revenues from Materials sold by BERLITZ directly to such students ("Instruction Revenues"). In the case of sales by BERLITZ to a BERLITZ Affiliate or a BERLITZ-Related Center for sales to BERLITZ students, the royalty rate shall be applied to the purchase price paid by the student. "Net Revenues" shall be defined as gross revenues received by BERLITZ, a BERLITZ Affiliate or a BERLITZ-Related Center, as applicable, less actual returns, provided, however, that with respect to the exploitation of the Materials on the Internet, "Net Revenues" shall be defined as follows: (A) "Publishing Revenues" shall be defined as the amount paid by any Internet end-user to acquire any Materials whether delivered physically or by electronic transmission to such end-user, and
(B) "Instruction Revenues" shall be defined as tuition and/or other fees paid by Internet end-users, including (I) registrations or subscription fees to any Internet service or portal reasonably allocable to the exploitation of BERLITZ led language instruction products and services utilizing the Materials and (II) revenue from advertising on the Internet reasonably allocable to the exploitation of the Materials and the exploitation of BERLITZ led language instruction products and services utilizing the Materials (e.g., advertising revenue related to Internet banner advertisements on a web page devoted to the exploitation of the Materials). The parties understand and acknowledge that Net Revenues shall be net of commissions paid by BERLITZ, a BERLITZ Affiliate or a BERLITZ-Related Center, as applicable, to a third party distributor. BERLITZ represents, warrants and covenants to CTW that in the event BERLITZ distributes the Materials through a third party distributor which retains commissions and pays BERLITZ for the Materials net of commissions (a "Third Party Distributor"), rather than selling Materials to a wholesale distributor which pays BERLITZ a wholesale price for the Materials but does not retain a commission (a "Wholesaler"), the difference between (i) the net amount received by BERLITZ from the distribution of certain Materials through a Third Party Distributor and
(ii) the net amount received by BERLITZ from the sale of the same Materials to a Wholesaler, shall not exceed an amount equal to 5% of the listed retail sale price of the Materials.

                  (i) "BERLITZ Affiliate" shall mean BERLITZ International, Inc. ("BII") or any entity that directly or indirectly controls or that is directly or indirectly controlled by or under common control with BII. For purposes of this definition of "BERLITZ Affiliate," an entity will control another entity, or be deemed to control another entity, if such entity: (a) has the ability to elect a majority of the directors, trustees (or other managers) of such other entity or (b) is the Beneficial Owner (as defined below) of fifty percent (50%) or more of the voting equity interests of such other entity. A "Beneficial
Owner" of a security or interest includes any person or entity who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (x) voting power which includes the power to vote, or to direct the voting of, the security or interest, and/or (y) investment power which includes the power to dispose, or to direct the disposition of, such security or
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interest.  "Beneficial Ownership" shall mean ownership of a security or interest by a Beneficial Owner.

                  (ii) "BERLITZ-Related Center" shall mean any Berlitz language center that is jointly owned by BERLITZ and an unrelated third party.

         (b) Sublicensee Revenues. BERLITZ shall pay CTW 50% of Net Profits in respect of sublicenses of rights granted hereunder to non-BERLITZ Affiliate sublicensees or other non-BERLITZ Affiliate third-parties (collectively, "Sublicensees") of rights granted to BERLITZ hereunder.

         (c) Franchisee Revenues. BERLITZ shall pay CTW 25% of Net Profits in respect of sublicenses to Franchisees of rights granted to BERLITZ hereunder, provided, however, that if it is determined that 50% or more of the aggregate franchise revenues of any such Franchisee during any calendar year during the term of the applicable franchise agreement between BFC (as defined below) and such Franchisee, represent revenues derived from products and services utilizing the Materials, then, notwithstanding anything to the contrary contained herein, such Franchisee shall be considered a "Sublicensee" for all purposes hereunder, and (i) BERLITZ shall pay CTW 50% of Net Profits, rather than 25% of Net Profits, earned from such franchisee during such calendar year and (ii) Net Profits from such Franchisee during such calendar year shall not be applicable against the minimum guaranteed royalties set forth in Paragraph 5(b) below nor against the minimum threshold required for automatic renewal pursuant to Paragraph 2.

         (d) "Franchisee" shall be defined as any business entity under contract with BERLITZ Franchising Corporation ("BFC") to operate a BERLITZ language center.

         (e) "Net Profits" shall be defined as amounts received by BERLITZ from Sublicensees and/or Franchisees, as applicable, in respect of revenues related to products and services related to the Materials and any other amounts paid to BERLITZ by such Franchisee in connection with the exploitation of the Materials hereunder, less all direct costs and expenses incurred by BERLITZ and CTW to secure, maintain and service such sublicenses and/or other third-party arrangements with Sublicensees and/or Franchisees pro-rated to take into consideration the percentage of the revenues from such franchisee or Sublicensee attributable to Sesame English. Except as described below in this sub-paragraph
(e) with respect to Sesame Franchisees (as defined below), Net Profits shall not include any amounts paid by a Franchisee in respect of franchise application fees and initial franchise fees. Amounts paid to BERLITZ by a Sesame Franchisee in respect of franchise application fees and initial franchise fees shall be included in Net Profits. A "Sesame Franchisee" shall be defined as a franchisee of BERLITZ or a BERLITZ Affiliate established for the sole purpose of exploiting the Materials and/or services, programs and products based on the Materials.
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         (f) CTW will have prior written consent, not to be unreasonably withheld, if any Materials are to be (i) distributed, sold or exploited as part of a package or otherwise in connection with any other product, service or materials; (ii) given away or used in connection with any "premium" plan; (iii) sold at a price 20% or more below their usual selling price with CTW receiving a royalty on the reduced price; or (iv) sold other than on an arms-length basis. If and to the extent that CTW utilizes or otherwise exploits the Materials in any Non-Utilized Country, BERLITZ shall have the same rights of approval accorded to CTW pursuant to the foregoing sentence with respect to CTW's utilization of the Materials in such Non-Utilized Country.

5.       ADVANCES AND GUARANTEES

         (a) Upon execution hereof, BERLITZ will make a $4,000,000 advance payment toward production of the Series (the "Production Advance"). The Production Advance shall be recoupable solely from aggregate amounts paid to CTW in respect of (i) Publishing Revenues; (ii) Instruction Revenues; (iii) CTW's share of Net Profits from Franchisees, and (iv) the pro-rated portion of the revenues from any Japanese Sublicensee pursuant to subparagraph (e) below, if and to the extent that the aggregate of the foregoing (i), (ii), (iii) and (iv) exceed the annual Guarantees set forth in subparagraph (b) below for each Contract Year of the Initial Term and Extended Term, if any.

         (b) BERLITZ will also pay annual minimum royalties to CTW ("Guarantees") with respect to each Contract Year (as defined below). "Contract Year 1" shall be defined as the period commencing on the date hereof and ending on the date that is twelve (12) months following the Delivery Date (but in no event earlier than March 31, 2001). Each "Contract Year" thereafter shall be defined as the twelve (12) month period commencing on the day following the last day of the preceding Contract Year. The total Guarantee due to CTW from BERLITZ for the Initial Term is $6,000,000, payable as follows:

Contract Year 1                          $500,000 payable in semi annual
(Date of this Agreement to the date      installments beginning on the date (the
that is 12 months following the          "Initial Payment Date") that is (i) if
Delivery Date (but in no event earlier   the Delivery Date occurs on or prior to
than March 31, 2001))                    March 31, 2000, June 30, 2000 or (ii)
                                         if the Delivery Date occurs after March
                                         31, 2000, six (6) months after the
                                         Delivery Date

Contract Year 2                          $750,000 payable in semi annual
                                         installments thereafter (calculated
                                         from the Initial Payment Date)

Contract Year 3                          $1,250,000 payable in semi annual
                                         installments thereafter (calculated
                                         from the Initial Payment Date)
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Contract Year 4                          $1,750,000 payable in semi annual
                                         installments thereafter (calculated
                                         from the Initial Payment Date)

Contract Year 5                          $1,750,000 payable in semi annual
                                         installments thereafter (calculated
                                         from the Initial Payment Date)

         (c) In the event that BERLITZ extends the Term of the Agreement into the Extended Term, BERLITZ shall pay CTW minimum guaranteed royalties for each year of the Extended Term in an amount equal to the greater of (i) $2,000,000 or
(ii) an amount equal to eighty (80%) percent of the royalties earned by CTW under the agreement during Contract Year 5 of the Initial Term.

         (d) All Publishing Revenues, Instruction Revenues and CTW's share of Net Profits from Franchisees shall be applicable against the annual Guarantees. Other than as described in subparagraph 5(e) below, amounts payable to CTW in respect of Net Profits from Sublicensees shall not be applicable against the annual Guarantees.

         (e) In the event BERLITZ, during the Initial Term, enters into any sublicenses or other third-party arrangements with a Sublicensee for language instruction services in Japan (any such Sublicensee, a "Japanese Sublicensee"), the annual Guarantees payable to CTW shall be reduced dollar for dollar, up to a maximum of $2,000,000, from CTW's share of payments from such Japanese Sublicensees, including, without limitation, fees, advances, royalties and Net Profits received from such Japanese Sublicensee during the Initial Term. The reduction of up to $2,000,000 will be pro-rated equally to the Accounting Periods remaining in the Initial Term after the royalties are paid or committed commencing with the Accounting Period following the Accounting Period in which the royalties are paid or committed. For example, if CTW's share of payments received from Japanese Sublicensees in the fifth month of Contract Year 3 (i.e., the first Accounting Period in Contract Year 3) is an amount equal to $1,500,000, then the annual Guarantee for Contract Year 3 shall be reduced by an amount equal to $300,000, and the annual Guarantee for each of Contract Year 4 and Contract Year 5 shall be reduced by an amount equal to $600,000.

6.       CTW DELIVERABLES

         (a) Promptly following the date hereof, CTW shall deliver to BERLITZ all information available to CTW at such time regarding the pedagogical design and content of the Series, including, without limitation, the so-called "scope and sequence," the lesson plans in which the materials will be presented in the Series and descriptions of activities, events, story lines and other components of the Series.

         (b) CTW will deliver "Season I" of the Series (including, without limitation, the music contained therein), which will consist of fifty-two (52) episodes
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of approximately fifteen (15) minutes in length. As described above, for purposes of this Agreement, delivery of an episode to BERLITZ shall be deemed to have occurred when CTW has provided BERLITZ with (i) a D-2 video master tape of such episode, and (ii) an electronic copy of the script for such episode. CTW also shall use best efforts to deliver to BERLITZ the new logo for the Series no later than August 31, 1999, provided that CTW shall consult with BERLITZ during the creation and development of such logo.

         (c) CTW will "consult" with BERLITZ regarding the content of the episodes of the Series, but CTW alone will retain creative control of the Series. As used in the foregoing sentence, "consultation" with BERLITZ with respect to the episodes shall require that (i) CTW and BERLITZ will meet prior to the creation or development of the first episode of the Series to provide CTW with a brief introduction to the BERLITZ method of teaching, (ii) BERLITZ will appoint a content liaison to meet with CTW's Content Director to review the curriculum and content of the Series, and (iii) CTW will provide BERLITZ with draft scripts of the episodes of the Series for review and input as soon as practicable following CTW's review of the first draft of each such script. CTW and BERLITZ agree that promptly following the date hereof they shall meet to discuss and agree in good faith on additional procedures to provide BERLITZ with meaningful consultation with respect to the Series.

         (d) CTW will, at its sole cost and expense, use its best efforts to arrange for the initial broadcast of the Series on television in the following countries/territories commencing no later than the following dates:

                  (i)      Japan, China, Taiwan, Korea        December 31, 2000

                  (ii)     Germany, Spain, Holland, Austria,
                           Poland, Russia                     December 31, 2001

                  (iii)    Latin America, United States,
                           Canada                             December 31, 2002.

Towards that end, CTW will retain the exclusive rights to sell or otherwise distribute the Series for Broadcast Television. CTW will also retain 100% of sponsorship proceeds and broadcast license fees for the broadcast of the Series. "Best Efforts" as used herein, shall not require CTW to enter into any broadcast license or sale on terms which, in CTW's sole judgment, do not provide appropriate consideration to CTW, or which require the inclusion of unduly burdensome terms or conditions.

         (e) CTW will provide BERLITZ with a co-production credit ("produced in association with Berlitz Languages, Inc.") on the positive prints of each episode of Season I in any country in which CTW is successful in arranging for broadcast of the Series. In addition, BERLITZ shall receive a credit in a form approved by BERLITZ whenever and wherever CTW receives credit in connection with Season I of the Series. The credit accorded to BERLITZ hereunder (i) shall in each case immediately
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precede or follow the credit accorded to CTW, and (ii) shall in each case be the same size and degree of boldness and prominence as the credit accorded to CTW.

         (f) BERLITZ understands and agrees that upon CTW's request, BERLITZ will make space available for an appropriate Series sponsorship credit to Procter & Gamble on all Materials to be distributed in China and Taiwan.

         (g) At BERLITZ' request, CTW (i) will adapt the Series for any country and/or any language and/or (ii) adapt, enrich or otherwise alter the Series according to BERLITZ' instructions, whether or not for another language or country, in each case subject to BERLITZ reimbursing CTW its direct, third party, out-of-pocket costs in connection with the creation and/or production of such adaptation, enrichment or alteration.

         (h) Where possible, CTW will endeavor to make available to BERLITZ time to promote the BERLITZ Sesame language schools, programs, products and/or Materials on-air in connection with the broadcast of the Series.

         (i) CTW will, at no cost to BERLITZ, use its best efforts to deliver to BERLITZ no later than August 31, 1999, a database of images culled from the archives of Sesame Street Magazine and other sources (the "Sesame Database"). The Sesame Database shall meet the following specifications: (i) it shall contain (A) the standard style sheets provided by CTW to all new CTW licensees and (B) the Sesame English logo, and (ii) it shall contain at least twelve (12) position images of each of the principal twelve (12) Sesame Street characters as identified on Exhibit I, plus twelve (12) position images of each of Tingo and any other character or element created for the Series, each in Adobe Illustrator format, approved by CTW for use in connection with the Materials and with respect to each of which the rights to use such images in connection with the Materials have already been cleared by CTW. If and to the extent that the Sesame Database is updated with additional style sheets and/or images following delivery to BERLITZ of the original Sesame Database, CTW shall promptly deliver such updates to BERLITZ.

         (j) CTW will also make available for inspection certain materials which currently are in various stages of development. BERLITZ shall have the right to use such materials upon reimbursement of CTW's actual, third party, out-of-pocket development costs.

         (k) BERLITZ shall have rights of "first negotiation" and "last negotiation" with respect to the funding of subsequent seasons of the Series and the acquisition of rights similar to those granted herein to BERLITZ with respect to any such subsequent season. As used herein, (i) "first negotiation" shall have the meaning customarily accorded to such term, and (ii) "last negotiation" shall mean that CTW, immediately prior to entering into an agreement with a third party with respect to the funding of subsequent seasons of the Series and the acquisition of rights similar to those granted herein to BERLITZ with respect to any such subsequent season (the "First Negotiation Matters"), shall be required to engage in good faith negotiations with BERLITZ with respect to such First Negotiation Matters, notwithstanding the fact that BERLITZ and CTW during the period of "first negotiation" were unable to conclude an agreement with respect to the First Negotiation Matters.

7.       COSTS

         CTW will be responsible for and shall pay all costs associated with the creation, development production, promotion, marketing, advertising and distribution of the Series and CTW will be responsible for and shall pay all royalties payable to owners of rights in the Series and the Materials in connection with the exploitation of the Series and the Materials, including, without limitation, royalties payable to The Jim Henson Company ("JHC") and royalties payable to music publishers and/or composers and lyricists of songs used in the Series and/or the Materials, it being understood that CTW shall not be responsible for paying royalties payable to owners of rights in or to elements used in the Materials but not also used in the Series (i.e., CTW shall not be responsible for paying royalties payable to owners of rights in elements incorporated in the Materials by BERLITZ, if such elements were not also incorporated in the Series). BERLITZ is responsible for all costs incurred (i) in connection with the creation, manufacturing, marketing, distribution and sale of the Materials other than the creation, manufacturing, marketing, distribution and sale of the Materials in the Non-Utilized Countries, (ii) the construction and operation of language instruction schools and classrooms, and (iii) any original production (e.g. recording sessions for radio) by CTW requested by BERLITZ, other than the production of the Series.

8.       OWNERSHIP

         The Series and the Sesame Elements shall be owned by CTW (the "CTW Properties"). All products and services created and/or produced by BERLITZ which do not incorporate the Series and/or the Sesame Elements shall be owned by Berlitz (the "BERLITZ Properties"). Works containing material created by both CTW and BERLITZ (e.g., the Materials, since they incorporate the CTW Properties and the BERLITZ Properties) shall be owned jointly, but no exploitation of such works shall be permitted after the termination or expiration of the license agreement and the Sell- Off Period (as defined in the Standard Terms (as defined below)).

9.       STAFF AND ORGANIZATION

         (a) BERLITZ will use best efforts to deliver to CTW a business plan and product line description prior to June 30, 1999.

         (b) BERLITZ will establish a Children's division and dedicate appropriate staff to work exclusively on language schools and Materials for children, it being understood that such staff or some portion thereof shall work exclusively on Sesame English schools, programs and Materials for children between the ages of 0 and 7.

         (c) CTW and BERLITZ agree to make senior financial and operational executives available to meet quarterly to discuss short and long-term plans, budgets, projections and strategies.

10.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

This License is subject to all of the provisions of the Standard Terms and Conditions (the "Standard Terms") which are attached to and hereby made a part of this Agreement.


         IN WITNESS WHEREOF, the parties have executed this License as of the date set forth above.

CHILDREN'S TELEVISION WORKSHOP                   BERLITZ LANGUAGES, INC.


By:  ________________________                    By:  ______________________
     Daniel Victor                                    Robert Minsky
     Executive Vice President                         Executive Vice President

                         CHILDREN'S TELEVISION WORKSHOP
                          STANDARD TERMS AND CONDITIONS

1.       DEFINITIONS

         The following words and phrases when used herein and in the License Agreement between BERLITZ and CTW attached hereto (the "LICENSE") shall, unless otherwise specifically provided, have the following meanings:

         "Accounting Period" as used herein shall mean the semi-annual period ending June 30th or December 31st; provided, however, that the first Accounting Period shall end on the June 30th or December 31st at least six months after the Delivery Date.

         "Book Value" means BERLITZ's actual cost minus all expensing, depreciation and amortization taken with respect thereto.

         "Company Affiliate" of a party hereto shall mean any entity that directly or indirectly controls or that is directly or indirectly controlled by or under common control with such party. For the purposes of this definition of "Company Affiliate," an entity will control another entity, or be deemed to control another entity, if such entity: (a) has the ability to elect a majority of the directors, trustees (or other managers) of such other entity or (b) is the Beneficial Owner of fifty percent (50%) or more of the voting equity interests of such other entity.

         "Derivative Works" means any translation, modification or other pictorial or written matter based substantially on the Sesame Elements.

         "Manufacturing Cost" with respect to any Product (or any component thereof) means BERLITZ's direct cost of material, labor and factory overhead (including variations from standard cost, if applicable) for such Product (or component thereof) plus BERLITZ's actual cost of shipping the same and shall exclude all selling, distribution, general and administrative costs and expenses.

         "Technical Materials" means all artwork, graphics, photos, prints, films, silk screens, mechanicals, designs, plans, diagrams, dummies, models, molds, plates, proofs, sketches and all other similar technical or special materials whatsoever that were used hereunder by BERLITZ and that contain any of the Sesame Elements.

         "Term" means the term of the Agreement as set forth in Paragraph 2 of the LICENSE and shall include the "Initial Term" and the "Extended Term" as defined therein.

         "Territory" means the countries or areas set forth in Paragraph 3 of the LICENSE in which BERLITZ is licensed to distribute Materials and services hereunder.

2.       ROYALTIES AND ACCOUNTINGS

         (a) In consideration of the rights granted herein, BERLITZ, no later than sixty (60) days after each Accounting Period, (i) shall pay CTW the amounts payable to CTW hereunder (whether during the Initial Term or the Extended Term or thereafter), and (ii) shall deliver to CTW a royalty statement setting forth the accrued royalties payable to CTW in respect of such Accounting Period, it being understood that royalties payable to CTW shall be set forth on a country by country basis for Japan, Germany, Mexico and the United States and in the aggregate for all other countries and territories throughout the world. BERLITZ also shall deliver to CTW a statement for each calendar quarter during the Term which is not also the end of an Accounting Period, setting forth an estimate of the accrued royalties payable to CTW in respect of such quarter on a country by country basis with respect to Japan, Germany, Mexico and the United States and in the aggregate for all other countries and territories throughout the world, it being understood that such statement shall not be certified by any officer of BERLITZ and shall be deemed a non-binding estimate of royalties for such quarter.

         (b) Each royalty statement shall include the following information, on a country by country basis: (A) the number of each or, in the case of revenues from instruction, the number of sites and students (collectively, the "Products") sold by BERLITZ, in both unit and monetary amounts, (B) the sale price of each such item of the Materials (or in the case of revenues from instruction, the sale price of such instruction) (C) total revenues therefrom,
(D) total allowable credits, including returns, with respect thereto, (E) the net amounts due CTW therefor, and any adjustments made in such figures for preceding accounting periods and (F) whatever other items or information which may be necessary for CTW in calculating the amounts due to it under this Agreement, and in calculating payments due from CTW to others, as a result of such sales.

         (c) If any Royalty payment shall be late, then BERLITZ shall pay interest thereon from the due date to the date of payment at the Prime Rate (as defined below) plus two points. "Prime Rate" shall mean the rate of interest from time to time published in the Wall Street Journal.

         (d) If the cumulative earnings of CTW during any Contract Year of the Term shall be less than the aggregate minimum Royalties specified for such Contract Year, BERLITZ shall, on the Payment Date (as defined below) for such Contract Year, pay CTW the difference; it being understood and agreed that all payments made to CTW by BERLITZ pursuant to this subparagraph shall be deemed an advance against the Guarantee for such guaranteed period. All earnings of CTW for any guaranteed period shall be deemed earned as of the end of the period in respect of which it is payable. Each "Payment Date" shall be the date that is sixty (60) days following the end of each Contract Year.

         (e) All amounts payable to CTW in accordance with the provisions of this Agreement are expressed as net sums payable promptly and in full, in United States

Dollars, free and clear of (i) all costs associated with the transfer of funds or the conversion of any currency and (ii) all non-United States taxes (other than V.A.T. and/or any other taxes required by any government to be withheld from payments made by BERLITZ to CTW hereunder) by bank transfer to Morgan Guaranty Trust Company of New York, 40 Rockefeller Plaza, New York 10020, ABA No. 031100238, Attention: Children's Television Workshop, Account No. 162-54-451 or by such other method as CTW shall designate in writing. All amounts payable to BERLITZ or CTW hereunder shall be converted into United States Dollars in a manner that is consistent with (i) Generally Accepted Accounting Principles in effect in the United States at the time of such conversion and (ii) the usual and customary business practices of the converting party.

         (f) During each calendar year during which BERLITZ exercises any rights hereunder as well as in the following twelve (12) months, any certified public accountants, attorneys or other persons of CTW's choice may at any time or times, on reasonable notice, during regular business hours, examine and copy BERLITZ's books of account, records, vouchers, invoices and all other documents relating in whole or in part to the subject matter of this Agreement in order to determine the correctness and completeness of all payments made and statements delivered to CTW hereunder, provided, however, that CTW shall cooperate with BERLITZ in determining the most suitable time to conduct such examination of such books of account, records, vouchers, invoices and other documents, it being understood that the conduct of such examination during certain periods shall interrupt BERLITZ' normal business operations. If any such examination reveals an error of 5% or more in BERLITZ's favor in amounts paid or payable to CTW or if any such examination is made because BERLITZ has not timely delivered to CTW any required statement of account hereunder, then it shall, at CTW's request, promptly pay CTW all reasonable costs of such examination. BERLITZ shall keep, in accordance with generally accepted accounting principles, throughout the Term and for at least three (3) years thereafter, proper, accurate, complete and auditable records and books of account reflecting all dealings with Products and shall make all such entries therein as may be necessary to enable all calculations referred to in subparagraph 2(b) hereof to be readily verified.

         (g) To the extent that either party hereto shall divulge to the other, or in the course of its examination shall receive, confidential information, then such party hereby agrees to maintain such information in confidence unless and until such information shall become publicly available in the industry.

         (h) CTW shall have the same obligations to BERLITZ as BERLITZ has to CTW under this Paragraph 2 with respect to CTW's exploitation of the Products in the Non-Utilized Countries, including, without limitation, all obligations to account and make payments to BERLITZ at the end of each Accounting Period, provide royalty statements to BERLITZ, pay interest on late royalty payments in an amount equal to the Prime Rate plus two points, make CTW's books and records available to BERLITZ for examination and copying, and pay net sums free and clear of all costs associated with the transfer of funds or the conversion of any currency and all non-

United States taxes (other than V.A.T. or any other taxes required by any government to be withheld from payments made by CTW to BERLITZ hereunder), provided, however, that all royalty payments due to BERLITZ shall be paid in accordance with instructions provided to CTW by BERLITZ.

3.       CREDITS AND INTELLECTUAL PROPERTY RIGHTS

         (a) Each Product shall, except as CTW otherwise requests, bear in legible and irremovable form a statement identifying BERLITZ and CTW with the names of BERLITZ and CTW equal in size, type and prominence of display.

         (b) (i) In order to protect CTW's intellectual property rights, BERLITZ agrees as follows, but solely in connection with the exploitation of the Materials in the countries throughout the world which are not Non-Utilized
Countries:

                           A. use no markings, legends, or notices on or in
association with the Products or the advertising materials, other than specified herein and any notices as may from time to time be specified by CTW without first obtaining CTW's prior written consent;

                           B. cause each Product and all promotional, publicity
and advertising material therefor, to be packaged, distributed and sold in full compliance with the provisions of this Agreement and the copyright laws of the United States of America and the Berne and Universal Copyright Conventions;

                           C. acknowledge and require all third party
contributors to the Materials to acknowledge in writing that as between CTW and BERLITZ, on the one hand, and such third party contributor, on the other hand,
(I) CTW and/or BERLITZ, as their interests may appear, are for all purposes the sole and exclusive author(s) and proprietor(s) of the Materials, (II) CTW and/or BERLITZ, as their interest may appear, have commissioned such contributor to create a work made for hire and (III) such contributor waives any claim with respect to the moral right which may be created as a result of the services rendered by such person and assigns to CTW and/or BERLITZ, as their interests may appear, all right, title and interest (including the copyright) in and to all contributions created by such contributor for the Materials, it being understood that as between CTW and BERLITZ, their rights in the Materials shall be governed by Paragraph 8 of the Agreement; and

                           D. promptly notify CTW of all infringements or
violations of any copyright, trademark or other right in or to any of the Sesame Elements and shall consult with CTW with respect to how to respond to each such infringement or violation. BERLITZ shall cooperate with CTW in all litigation relating to this Agreement and shall execute, file and deliver whatever documentation may be necessary or convenient in connection with copyright and trademark matters.

                  (ii) BERLITZ acknowledges and agrees that all the Sesame Elements have acquired a secondary meaning in the mind of the purchasing public and that, to the extent the law allows, it (i) will not attack the validity of the license or rights granted hereunder to it, (ii) will not do anything, either by acting or not acting, which might impair, violate or infringe any of the Sesame Elements, (iii) will not claim adversely to CTW or anyone claiming through CTW any right, title or interest in or to any of the Sesame Elements and (iv) has not, directly or indirectly, used or registered (or applied for registration of) and will not so use or register any item which in CTW's opinion is the same as or confusingly similar to any of the Sesame Elements and will not use any of the same as part of its name or the name of any other entity.

                  (iii) Nothing contained in this Agreement shall give CTW any right, title or interest in or to any of BERLITZ's logos, trademarks, trade names, patents or pre-existing copyrighted material and all such right, title and interest and right to use, shall remain solely with BERLITZ.

         (c) (i) In order to protect BERLITZ' intellectual property rights, CTW agrees as follows, but solely in connection with the exploitation of the Materials in the Non-Utilized Countries:

                           A. use no markings, legends, or notices on or in
association with the Products or the advertising materials, other than specified herein and any notices as may from time to time be specified by BERLITZ without first obtaining BERLITZ' prior written consent;

                           B. cause each Product and all promotional, publicity
and advertising material therefor, to be packaged, distributed and sold in full compliance with the provisions of this Agreement and the copyright laws of the United States of America and the Berne and Universal Copyright Conventions;

                           C. acknowledge and require all third party
contributors to the Materials to acknowledge in writing that as between CTW and BERLITZ, on the one hand, and such third party contributor, on the other hand,
(I) CTW and/or BERLITZ, as their interests may appear, are for all purposes the sole and exclusive author(s) and proprietor(s) of the Materials, (II) CTW and/or BERLITZ, as their interests may appear, have commissioned such contributor to create a work made for hire and (III) such contributor waives any claim with respect to the moral right which may be created as a result of the services rendered by such person and assigns to CTW and/or BERLITZ, as their interests may appear, all right, title and interest (including the copyright) in and to all contributions created by such contributor for the Materials, it being understood that as between CTW and BERLITZ, their rights in the Materials shall be governed by Paragraph 8 of the Agreement; and

                           D. promptly notify BERLITZ of all infringements or
violations of any copyright, trademark or other right in or to any of the BERLITZ Properties and shall consult with BERLITZ with respect to how to respond to each such infringement or violation. CTW shall cooperate with BERLITZ in all litigation relating to this Agreement and shall execute, file and deliver whatever documentation may be necessary or convenient in connection with copyright and trademark matters.

                  (ii) CTW acknowledges and agrees that all the BERLITZ Properties have acquired a secondary meaning in the mind of the purchasing public and that, to the extent the law allows, it (i) will not attack the validity of the license or rights granted hereunder to it, (ii) will not do anything, either by acting or not acting, which might impair, violate or infringe any of the BERLITZ Properties, (iii) will not claim adversely to BERLITZ or anyone claiming through BERLITZ any right, title or interest in or to any of the BERLITZ Properties and (iv) has not, directly or indirectly, used or registered (or applied for registration of) and will not so use or register any item which in BERLITZ' opinion is the same as or confusingly similar to any of the BERLITZ Properties and will not use any of the same as part of its name or the name of any other entity.

                  (iii) Nothing contained in this Agreement shall give BERLITZ any right, title or interest in or to any of CTW's logos, trademarks, trade names, patents or pre-existing copyrighted material and all such right, title and interest and right to use, shall remain solely with CTW.

4.       APPROVAL RIGHTS

         (a) CTW will have prior written approval, not to be unreasonably withheld, over (i) the Materials (other than printed instructional materials (for which CTW shall have the right of meaningful consultation), (ii) packaging, marketing and promotional materials created hereunder, (iii) agreements between BERLITZ and each Sesame Franchisee, written materials provided to Franchisees, compliance with which is required by BERLITZ, teacher training materials, teacher handbooks, scripts and all other written materials prepared by BERLITZ for use in connection with the teaching, curriculum and/or guidelines for language instruction services and programs incorporating the Materials, and (iv) any use of CTW's trademarks and copyrighted materials including, without limitation, the Sesame Elements.

         (b) BERLITZ will have prior written approval, not to be unreasonably withheld, over any use of BERLITZ' trademarks and copyrighted materials including, without limitation, the Materials. Notwithstanding any prior approval, if in CTW's reasonable judgment the quality of any Products (as defined in Paragraph 2(b) above) hereunder has deteriorated during the continued distribution thereof, or, if CTW's reputation or name shall be subject to negative publicity resulting from such continued distribution thereof, CTW may provide written notice thereof to BERLITZ, and if, within thirty (30) days following BERLITZ' receipt of such written notice, BERLITZ fails to improve the quality of such Products in accordance with CTW's written notice, then CTW may, in addition to other remedies available to it, by written notice, require such Products to be immediately withdrawn from the market. In the event BERLITZ is required to withdraw certain Products from the market in accordance with this paragraph, such withdrawal shall in no way result in the reversion of rights granted herein to BERLITZ, and BERLITZ, subject to withdrawing such Products, may thereafter continue to exploit the rights granted herein in accordance with this Agreement.

         (c) BERLITZ shall forward at its expense to CTW all items as to which CTW has rights of approval hereunder, for the purpose of facilitating such approval.

         (d) CTW will notify BERLITZ of its approval or disapproval of any submission within two (2) weeks after receipt of such submission. If CTW fails to notify BERLITZ within such two (2) week period regarding whether CTW approves any such submission made by BERLITZ, BERLITZ shall have the right to send written notice to CTW (the "Non-Receipt Notice") by registered or certified mail or by overnight courier, indicating that BERLITZ has not received such notice from CTW within such period. If CTW fails to notify BERLITZ regarding the approval of such submission within two (2) weeks following BERLITZ' provision of the Non- Receipt Notice to CTW, then CTW shall be deemed to have approved the submission made by BERLITZ at least four (4) weeks earlier.

         (e) No approval by CTW of any Materials, service, advertisement or promotion shall imply or be deemed to imply that the specific use of the Sesame Elements is approved in another Material, service and/or promotion. Each such Material, service and/or promotion shall be subject to CTW's prior written approval.

5.       SAMPLES

         (a) BERLITZ shall, at its own cost, furnish six (6) units of each Material to each of (i) CTW at its address hereunder, at no cost to CTW, and
(ii) JHC at 117 East 69th Street, New York, New York 10021, Attention: Cheryl Henson, at no cost to Henson, promptly upon or before their initial shipment to a customer. CTW shall also have the right to select, without any payment therefor, for quality control purposes (it being agreed that CTW shall have reasonable access to BERLITZ's facilities to audit such quality control), up to ten (10) units at a time of each Material developed hereunder.

         (b) Subject to availability, CTW shall also have the right to purchase from BERLITZ, at BERLITZ's Manufacturing Cost, such reasonable number of units of any Material as CTW may from time to time specify by notice to BERLITZ. Material so purchased by CTW may be used by CTW as it in its sole discretion may determine, except that CTW may not resell such Material to any other person or entity or otherwise receive compensation therefor.

         (c) No royalties or other amounts shall be payable by BERLITZ on Materials delivered to or purchased by CTW under this Paragraph 5.

6.       WARRANTIES AND INDEMNIFICATIONS

         (a)      BERLITZ specifically represents, warrants and agrees that:

                  (i) it is and shall remain free to enter into and fully perform this Agreement in all respects and shall develop, manufacture, produce, advertise, promote, distribute or sell Materials and services only as expressly permitted under this Agreement;

                  (ii) CTW would suffer irreparable harm if Materials were distributed or sold except as herein expressly permitted, and CTW, without limiting any other rights, shall be entitled to injunctive relief to prevent BERLITZ from distributing or selling Materials except as herein expressly permitted in the event of a material breach of this Agreement by BERLITZ;

                  (iii) Materials distributed or sold hereunder shall be, in all respects, clearly safe and fit for use by the persons for whom such Materials are intended to be used, free from all defects in manufacturing and workmanship and shall not violate, infringe upon or breach any rights of third parties. If requested by CTW, BERLITZ will provide test results satisfactory to CTW and otherwise cooperate with CTW to ensure that all Materials meets the safety standards established by any government or private organization having jurisdiction thereof. If BERLITZ learns of any defect in or breach of warranty with respect to any Materials, it shall promptly notify CTW thereof and take all appropriate measures to remedy such defect as well as to eliminate the same in all future Materials;

                  (iv) it shall, no less than once each year, furnish to CTW its marketing plans (and quarterly updates) including, without limitation, BERLITZ's annual sales estimate for each Product on a quarter by quarter basis for such year and its proposed advertising, promotion and publicity in connection with the distribution and sale of Materials and services during such year;

                  (v) during the final six (6) months of the Term hereof, it shall not, without CTW's prior written approval, produce, have produced or place an order for more Materials than it can reasonably foresee selling during the remainder of the Term;

                  (vi) it shall, not less than thirty (30) days prior to the expiration of the Term of this Agreement, provide CTW with a complete schedule of all inventory of Materials then on hand;

                  (vii) it shall, pursuant to a reasonable request made by CTW in writing, take reasonable steps to minimize or eliminate the incidence of any taxes, fees or assessments which may be imposed in connection with the exploitation of the Materials, provided that CTW shall reimburse BERLITZ all costs and expenses incurred by BERLITZ as a result of such steps taken by BERLITZ as requested by CTW;

                  (viii) it shall, unless and until delivered to CTW, preserve, maintain and safely store all Technical Materials, including specifically, all original artwork and film, during the full term hereof, and for at least one hundred (100) days after receipt of the certificate required to be furnished to CTW pursuant to 8(b)(ii) hereof;

                  (ix) it shall maintain in full force and effect liability insurance specifically covering all Materials and services sold or distributed hereunder by it as well as any liability on the part of CTW and/or The Jim Henson Company (each of which shall be included as an additional insured in such insurance) with respect thereto. The insurance (a) shall have limits which, with respect to each year, shall be no less than $3,000,000. for each occurrence and $10,000,000. in the aggregate; (b) shall have a deductible not exceeding $10,000; and (c) shall provide that it is not cancelable except upon thirty (30) days prior written notice to CTW; it being understood and agreed that any insurance carried by CTW and JHC shall be deemed excess insurance, not subject to contribution.

         (b)      CTW represents and warrants that:

                  (i) it is and shall remain free to enter into and fully perform this Agreement in all respects, and to grant BERLITZ the license herein granted.

                  (ii) it is and will be the sole creator of the Series and the Series is and will be wholly original with CTW and has not been and will not be copied in whole or in part from any work, except for material in the public domain and/or other material owned exclusively by CTW;

                  (iii) CTW has the sole and exclusive right to enter into this Agreement and the full authority to grant the rights granted herein with respect to the Series and the Materials; the Series is and will be protected by copyright in the United States and, on publication, copyright for the Series will be secured and maintained in all countries adherent to the Universal Copyright Convention and the Berne Convention; and there has never been nor is there now any claim or litigation existing or threatened involving the ownership of the Series or any copyright therein, or any of the rights granted hereunder;

                  (iv) the Series and the use of the Series as herein contemplated will not violate, conflict with or infringe upon any rights of copyright of any person, firm or corporation and will not violate, conflict with or infringe upon any rights of defamation, privacy, publicity or any similar rights of any person, firm or corporation;

                  (v) CTW has not made and will not hereafter make any grant, assignment, encumbrance, claim, contract, license, commitment or other disposition of any right, title or interest in or to the Series or any of the rights granted hereunder, adverse to or inconsistent with the rights granted hereunder to BERLITZ and the enjoyment and exercise thereof by BERLITZ, or by which such rights, or their exercise by BERLITZ, or any third party pursuant to a grant of rights from BERLITZ, might be diminished, encumbered, impaired or invalidated in any way.

         (c) BERLITZ and CTW shall at all times indemnify and hold harmless the other from and against any and all claims, damages, liabilities and reasonable costs and expenses (including but not limited to attorney's fees and disbursements) within the scope of the indemnitor's indemnity hereunder which are reduced to a final adverse judgment, or are settled with the indemnitor's prior consent, arising from, based on or in connection with the performance of this Agreement by the indemnitor, or any breach or default by the indemnitor of its agreements, covenants, representations, obligations or warranties herein; provided, however, that the indemnitee shall give the indemnitor prompt notice of each and every claim and litigation to which this indemnity applies and cooperate fully in the defense of all such claims and litigation and may, at its cost and expense, participate in the defense thereof.

7.       FAIR LABOR PRACTICES

         Without limiting the foregoing, each of BERLITZ and CTW covenants as follows:

         (a) It will not use child labor in the manufacturing, packaging or distribution of Products hereunder. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any child younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of products.

         (b) It will provide employees with a safe and healthy workplace in compliance with all applicable laws. Each party will provide the other party with all information requested by such other party about manufacturing, packaging and distribution facilities for the Products.

         (c) It will only employ persons whose presence is voluntary. Neither party hereto will use prison labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

         (d) It will comply with all applicable wage and hour laws, including minimum wage, overtime, and maximum hours. Both parties hereto will utilize fair employment practices as defined by applicable laws.

         (e) It will not discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference, or gender.

         (f) It will comply with all applicable environmental laws.

         (g) It will comply with all applicable laws pertaining to the manufacture, pricing, sale and distribution of the Products.

         (h) It agrees that the other party hereto may engage in activities such as unannounced on-site inspections of manufacturing, packaging and distribution facilities in order to monitor compliance with this paragraph and applicable laws.

8.       TERMINATION/APPROVALS

         (a) CTW and BERLITZ, as applicable, shall each, in addition to their other rights, have the right to terminate the Agreement on written notice to the other given at any time on or after the initial occurrence of any of the following conditions:

                  (i) if either CTW or BERLITZ, without the other's consent, assigns this Agreement or any of the assigning party's rights hereunder, provided, however, that either party shall be free to assign or sublicense any or all of the rights granted hereunder to any Company Affiliate without the other party's approval;

                  (ii) if either CTW or BERLITZ, without the other's consent, transfers ownership of all or substantially all of its assets, stock or other indicia of ownership to any other entity, provided, however, that neither party shall have the right to terminate this Agreement if the other party transfers ownership of this Agreement or any of such party's rights hereunder or all or substantially all of such party's assets, stock or other indicia of ownership to any Company Affiliate(s);

                  (iii) Beneficial Ownership of more than twenty five percent (25%) of the outstanding voting securities of Berlitz International, Inc. and/or BERLITZ is transferred to a single person or entity, provided, however that the effect of the exercise or conversion of the $155,000,000 Convertible Exchangeable Subordinated Debentures due 2011, currently owned by affiliates of Benesse Corporation and Apollo Advisors, L.P., shall be excluded from the foregoing restriction.

                  (iv) if either party becomes insolvent or subject to any bankruptcy, insolvency or receivership proceeding of any nature which is not dismissed and such party fails to assume this Agreement within one hundred and twenty (120) days after the order granting relief;

                  (v) if either party is in breach or default under any of its obligations, representations, warranties, or agreements hereunder (including, but not limited to, its obligation to pay any Royalties or any other sum due hereunder or to deliver any statement of account) for a period of thirty (30) days after the other party shall have given it written notice of such breach or default.

         (b) Upon expiration or termination of the Term of the Agreement other than due to either party default hereunder:

                  (i) all monies at any time or times payable hereunder to either party shall thereupon become due and payable in full to such party and all rights and licenses granted hereunder shall immediately and automatically revert to the party granting such rights hereunder;

                  (ii) each party shall furnish to the other party a certificate of its existing inventory of Materials and all units and components of Materials in its possession or under its control, their state of completion, their physical condition and location and their Manufacturing Cost, or if the Materials are imported, the purchase price thereof and also listing all Technical Materials, their physical condition and location and their actual Book Value--it being also agreed that each party shall have the right, at its expense, to conduct a physical inventory of all or any of said units, components, Materials and Technical Materials to inspect any and all sites at which any of said units, components, Materials and Technical Materials are stored by the other party;

                  (iii) provided that it shall have fully performed all of its obligations hereunder, each party shall have the non-exclusive right to sell, in accordance with the provisions of this Agreement, all unsold finished Materials in its inventory on the date of such termination or at the end of the Term, as applicable, for nine (9) months (the "Sell-Off Period"). No Royalties earned by CTW from the sale of Materials in accordance with this division (iii) may be applied in recoupment of any advances made to CTW hereunder nor in reduction of the earnings of CTW guaranteed by BERLITZ.

                  (iv) Upon each party's request, the other party shall, following the Sell-Off Period, destroy all Materials embodying the CTW Properties and/or the BERLITZ Properties and furnish the other party with a certificate of such destruction. Each party shall have the right to have a representative selected by it witness such destruction by the other party.

         (c) BERLITZ shall be required to obtain CTW's approval, such approval not to be unreasonably withheld, prior to the consummation of the sale through an initial public offering of more than thirty three and one-third percent (33.33%) of the outstanding voting securities of any BERLITZ Affiliate, if, at the time of such initial public offering, such BERLITZ Affiliate is exploiting the Materials hereunder, it being understood that nothing in this sentence shall require BERLITZ to obtain CTW's approval in connection with the sale of any securities of a BERLITZ Affiliate through any manner or means other than an initial public offering.

9.       STRICT CONSTRUCTION

         All licenses and rights granted herein to BERLITZ shall be strictly construed and all licenses and rights not expressly granted hereunder are, insofar as BERLITZ and those claiming through it are concerned, specifically reserved and retained by CTW without any limitation or restriction.

10.      NOTICES

         All communication required or permitted to be given under this Agreement shall be in writing and, if delivered personally or sent to the following notice party by prepaid telegram, cable, fax or registered or certified mail with postage prepaid, shall be deemed to have been duly given as of the date of such delivery or sending:

         If to CTW, at:

                  Children's Television Workshop
                  One Lincoln Plaza
                  New York, NY  10023

to the attention of the General Counsel, with a copy thereof also going to the attention of the Group President, Products and International Television, or such other address as CTW shall designate in writing.

         If to BERLITZ, at:

                  BERLITZ LANGUAGES, INC.
                  400 Alexander Park
                  Princeton, New Jersey 08540-6306

to the attention of the President of BERLITZ Languages, Inc., with a copy thereof also going to the attention of the General Counsel, or such other person and/or address as BERLITZ may shall designate in writing, with a courtesy copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Attention: Charles H. Googe, Jr., Esq.

11.      ENTIRE AGREEMENT

         (a) This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and shall be binding upon, and inure to the benefit of, CTW's successors and assigns. This Agreement cannot be modified, extended or terminated orally.

         (b) No waiver by BERLITZ or CTW of any of the provisions of this Agreement or of any breach or default hereunder shall be or be deemed to be a further or continuing waiver of the same or of any other provisions or breach thereof or default hereunder. All remedies, rights, obligations and agreements contained herein or available at law or otherwise are cumulative.

         (c) Neither party may assign or transfer any or all of its rights and obligations under this Agreement without the other party's prior written approval, such approval not to be unreasonably withheld. In the event one party assigns this Agreement without the other party's prior approval, the other party shall have the right to terminate this Agreement. It is further understood and agreed that if CTW does consent to any such Assignment, BERLITZ shall nevertheless be, and remain, fully liable hereunder in all respects and that no such assignee shall acquire any greater rights with respect to this Agreement than BERLITZ.

         (d) In the event of a change in control of one party without the other party's approval, the other party will have the option to terminate this Agreement.

         (e) No signatory hereto shall by virtue of this Agreement or any action with respect thereto be or be deemed to be an employee, employer, partner of, or joint venturer with, any other signatory hereto in any manner whatsoever except as specifically authorized in this Agreement or otherwise in writing.

         (f) This Agreement, and all modifications or extensions thereof, shall be governed in all respects by the law of the State of New York applicable to contracts to be fully executed and performed therein. Any disputes arising under this Agreement shall be subject solely to the jurisdiction of the state and/or federal courts located within the State, City and County of New York and BERLITZ hereby agrees to accept the jurisdiction of such courts over it in connection with any such dispute. It is further understood and agreed by the parties hereto that service of process by one party by personal delivery, certified mail, return receipt requested or overnight courier addressed to the other party at its last known address hereunder, shall be deemed good and sufficient service for purposes of jurisdiction.

         (g) If any provision(s) of this Agreement shall be adjudged illegal, invalid or unenforceable by a court of competent jurisdiction, the provision(s) so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirements, and no other provision hereof shall be affected thereby and shall such other provisions shall continue in full force and effect.

                                   INDUCEMENT


         In order to induce Children's Television Workshop ("CTW") to enter into the foregoing agreement with BERLITZ LANGUAGES, INC. ("BLI"), the undersigned hereby guarantees to CTW prompt and full compliance with all the financial obligations of BLI under such agreement. The undersigned further agrees that if BLI (or any BERLITZ Affiliate assignee of this Agreement) shall at any time or times during the term of this agreement fail or refuse to fulfill its financial obligations under the foregoing agreement, the undersigned will cause BLI (or any BERLITZ Affiliate assignee of this Agreement) to fulfill such obligations or undertake to fulfill such obligations itself. It is understood and agreed that this guarantee shall be binding upon the undersigned directly and that CTW shall have no obligation to pursue any remedy against BLI (or any BERLITZ Affiliate assignee of this Agreement) prior to pursuing its remedies hereunder against the undersigned.


BERLITZ INTERNATIONAL, INC.


By: ___________________________


State of New Jersey        )
                           )
County of                  )

         Then appeared before me __________________, _________________of Berlitz
International, Inc., known to me to be the same and acknowledged that he affixed his signature and the seal of such company on the foregoing document at the direction of the Board of Directors of Berlitz International, Inc.


Sworn to before me this
_____ day of ________, 1999.


------------------------
     Notary Public

                                    EXHIBIT I

                                 SESAME ELEMENTS
                                 ---------------
                                      ALICE
                                     BARKLEY
                                      BERT*
                                   BETTY LOU*
                                      BIFF
                                    BIG BIRD*
                                 COOKIE MONSTER*
                                      ELMO*
                                     ERNIE*
                                     GROVER*
                                   GRUNDGETTA
                                   GUY SMILEY
                                  HERRY MONSTER
                                     HONKERS
                                  HOOTS THE OWL
                                      KIKI
                                   LITTLE BIRD
                              MUMFORD THE MAGICIAN
                                     NATASHA
                                OSCAR THE GROUCH*
                                  PRAIRIE DAWN*
                                   ROXY MARIE
                                SHERLOCK HEMLOCK
                                 SLIMEY THE WORM
                                  SNUFFLEUPAGUS
                                      SULLY
                                 TELLY MONSTER*
                                   THE COUNT*
                                      TINGO
                                   TWIDDLEBUGS
                                      ZOE*

AND ANY AND ALL SUCH OTHER CHARACTERS, ELEMENTS, TRADEMARKS AND LOGOS AS ARE FROM TIME TO TIME CREATED BY CTW.

*Indicates one of the 12 principle characters referred to in Section 6(i) of the License Agreement.